As filed with the Securities and Exchange Commission on January 2, 2018

Registration No. 333-64346

Registration No. 333-134583

Registration No. 333-139968

Registration No. 333-159104

Registration No. 333-178640

Registration No. 333-182666

Registration No. 333-154959

Registration No. 333-210643

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-64346

Form S-8 Registration Statement No. 333-134583

Form S-8 Registration Statement No. 333-139968

Form S-8 Registration Statement No. 333-159104

Form S-8 Registration Statement No. 333-178640

Form S-8 Registration Statement No. 333-182666

Post-Effective Amendment No. 2 on:

Form S-8 to Form S-4 Registration Statement No. 333-154959

Form S-8 to Form S-4 Registration Statement No. 333-210643

UNDER

THE SECURITIES ACT OF 1933

XENITH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-2053718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One James Center, 901 E. Cary Street, Suite 1700

Richmond, Virginia, 23219

(Address of Principal Executive Offices) (Zip Code)

THE BANK OF HAMPTON ROADS DEFINED CONTRIBUTION 401(K) PLAN

NON-QUALIFIED LIMITED STOCK OPTION PLAN FOR DIRECTORS & EMPLOYEES

DIRECTORS DEFERRED COMPENSATION PLAN

HAMPTON ROADS BANKSHARES, INC. 2006 STOCK INCENTIVE PLAN

HAMPTON ROADS BANKSHARES, INC. EXECUTIVE SAVINGS PLAN

GATEWAY BANK AND TRUST COMPANY EMPLOYEE’S SAVINGS & PROFIT SHARING PLAN AND TRUST

HAMPTON ROADS BANKSHARES, INC. 2011 OMNIBUS INCENTIVE PLAN

1999 incentive stock option plan of gateway financial holdings, inc.

1999 non-statutory stock option plan of gateway financial holdings, inc.

2001 non-statutory stock option plan of gateway financial holdings, inc.

2005 omnibus stock ownership and Long term incentive plan of gateway financial holdings, inc.

1999 bor stock option plan of gateway financial holdings, inc.

XENITH BANKSHARES, INC. 2012 STOCK INCENTIVE PLAN

COLONIAL VIRGINIA BANK 2004 EQUITY COMPENSATION PLAN

(Full title of the plans)

Rachael R. Lape, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 633-5031

(Telephone number, including area code, of agent for service)

Copies to:

Susan S. Ancarrow, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

(804) 697-1861

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Xenith Bankshares, Inc. (the “Company”) is filing this post-effective amendment to the following registration statements (each, as amended if applicable, a “Registration Statement,” and together, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”) to deregister all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that had been registered for issuance under the Registration Statements and that remain unsold thereunder:

(1)	Registration Statement on Form S-8 (No. 333-64346), which was filed with the SEC on July 2, 2001 to register 3,250,000 shares of Common Stock reserved for future issuance under The Bank of Hampton Roads Defined Contribution 401(k) Plan, the Non-Qualified Limited Stock Option Plan for Directors & Employees and the Directors Deferred Compensation Plan;

(2)	Registration Statement on Form S-8 (No. 333-134583), which was filed with the SEC on May 31, 2006 to register 1,000,000 shares of Common Stock reserved for future issuance under the Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan;

(3)	Registration Statement on Form S-8 (No. 333-139968), which was filed with the SEC on January 12, 2007 to register 200,000 shares of Common Stock reserved for future issuance under the Hampton Roads Bankshares, Inc. Executive Savings Plan;

(4)	Registration Statement on Form S-8 (No. 333-159104), which was filed with the SEC on May 8, 2009 to register 200,000 shares of Common Stock reserved for future issuance under the Gateway Bank and Trust Company Employee’s Savings & Profit Sharing Plan and Trust;

(5)	Registration Statement on Form S-8 (No. 333-178640), which was filed with the SEC on December 20, 2011 to register 2,750,000 shares of Common Stock reserved for future issuance under the Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan;

(6)	Registration Statement on Form S-8 (No. 333-182666), which was filed with the SEC on July 13, 2012 to register 10,925,000 shares of Common Stock reserved for future issuance under the Hampton Roads Bankshares, Inc. 2011 Omnibus Incentive Plan;

(7)	Registration Statement on Form S-4 (No. 333-154959), which was filed with the SEC on November 3, 2008, as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-154959), which was filed with the SEC on February 20, 2009, to register shares of Common Stock reserved for future issuance under the 1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc.; 1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.; 2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc.; 2005 Omnibus Stock Ownership and Long Term Incentive Plan of Gateway Financial Holdings, Inc. and 1999 BOR Stock Option Plan of Gateway Financial Holdings, Inc.; and

(8)	Registration Statement on Form S-4 (No. 333-210643), which was filed with the SEC on April 7, 2016, as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-210643), which was filed with the SEC on August 11, 2016, to register 3,203,429 shares of Common Stock reserved for future issuance under the Xenith Bankshares, Inc. 2012 Stock Incentive Plan and the Colonial Virginia Bank 2004 Equity Compensation Plan.

On April 27, 2011, the Company effected a reverse stock split of all outstanding shares of its Common Stock at a ratio of 1-for-25 and on December 13, 2016, the Company effected a reverse stock split of all outstanding shares of its Common Stock at a ratio of 1-for-10. The share amounts listed above for Registration Statements No. 333-64346, No. 333-134583, No. 333-139968, No. 333-154959 and No. 159104 are presented on a pre-split basis and do not reflect either of the reverse stock splits. The share amounts listed for Registration Statements No. 333-178640, No. 333-182666 and No. 333-210643 do not reflect the reverse stock split on December 13, 2016.

Pursuant to the Agreement and Plan of Reorganization, dated as of May 19, 2017, between the Company and Union Bankshares Corporation (“Union”) effective on January 1, 2018, the Company merged with and into Union (the “Merger”), with Union as the surviving corporation.

In connection with the Merger, the Company has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on January 2, 2018.

UNION BANKSHARES CORPORATION, as successor in interest to Xenith Bankshares, Inc.

By:	/s/ Robert M. Gorman
Name:	Robert M. Gorman
Title:	Executive Vice President and Chief Financial Officer